Exhibit 11

Consent of Independent Registered Public Accounting Firm

Quadrant Biosciences, Inc. and Subsidiaries

Syracuse, New York

We hereby consent to the use in the Offering Statement on Form 1-A of our report dated December 2, 2019, except for Note T, which is dated as of February 10, 2020, relating to the consolidated financial statements of Quadrant Biosciences, Inc. and Subsidiaries, which is contained in that Offering Statement.

Dannible & McKee, LLP

Syracuse, New York

February 10, 2020